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EXHIBIT 99.1

                        COURT JUDGMENT - FRIEDLANDER CASE

               IN THE CIRCUIT COURT OF THE SIXTH JUDICI.AL CIRCUIT
                       IN AND FOR PINELLAS COUNTY, FLORIDA

JEFFREY FRIEDLANDER, M.D.

       PLAINTIFF,

V.                                                   CASE NO. 97~648-CI-O8

COMPLETE WELLNESL CENTEN, INC.;                DIVISION:

       DEFENDANT.

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                                 FINAL JUDGMENT

     Pursuant to the verdict rendered in this action

     IT IS ADJUDGED that Plaintiff Jeffrey Friedlander, M.D., recover from Defendant Complete Wellness Centers, Inc.. the sum of $141.687.50, which includes $100,000.00 for punitive damages. plus interest to date of $5,605.37, making a total of $147,291.87, that shall bear interest at the rate of ten percent (10%) per year, for which let execution issue forthwith. The Court has retained jurisdiction to determine the amount of attomeys'. fees and taxable costs Plaintiff is entitled to recover from Defendant.

        DONE AND ORDERED in Chambers, at St. Petersburg, Pinellas County, Florida, this 25th day of, March, 1999.


                                                                 TRUE COPY
                           ---------------------------        ORIGINAL SIGNED
                           Thomas E. Penick                     MAR 25 1999
                           Circuit Judge
                                                           THOMAS E. PENICK JR.
Copies furnished to:                                           CIRCUIT JUDGE

            Jordan Wa1lach, Esquire
            Ryan Christopher Rodems, Esquire

                                                                MAR 25 1999